Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880        Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS ANNOUNCES AFFILIATION

WITH CHRISTIE DENTAL

WAKEFIELD, MASSACHUSETTS – November 16, 2009 – American Dental Partners, Inc. (NASDAQ: ADPI) announced today that it has entered into an agreement to acquire certain non-clinical assets of Christie Dental Practice Group, P.L. and Christie Dental Partners, Inc. (collectively, “Christie Dental”) and enter into a 40-year service agreement with Christie Dental Practice Group, P.L. The closing of the acquisition is expected to occur on or about December 1, 2009, at which time the service agreement will become effective. Christie Dental will be American Dental Partners’ first affiliation with a dental group practice in the state of Florida.

Christie Dental is a multi-specialty dental group that generates approximately $25 million in patient revenue annually. Through a combination of organic growth and strategic acquisitions, Christie Dental has grown from a single location in Merritt Island, Florida in 1997 to 55 dentists and 26 locations in 2009, with significant concentrations in the Melbourne, Ocala and Orlando markets. Christie Dental offers individuals and families a full range of dental care, including general dentistry, hygiene and specialty care, such as pedodontics, oral surgery, endodontics, orthodontics and periodontics.

“We are excited that Christie Dental has chosen to affiliate with American Dental Partners. Christie Dental has a proven track record of strong growth in attractive markets,” said Gregory A. Serrao, Chief Executive Officer of American Dental Partners. “Together, we intend to build upon Christie Dental’s well-recognized brand and reputation for high quality care.”

“An affiliation with American Dental Partners represents an excellent opportunity for Christie Dental. Our business values and cultures are well-aligned,” said Dr. Todd E. Christie, founder and Chief Executive Officer of Christie Dental Partners and an owner of Christie Dental Practice Group. “Based on our knowledge of American Dental Partners’ demonstrated commitment to its affiliated practices, we are excited about the future growth potential for our dental practice that this affiliation brings.”

Cobblestone | Harris Williams (www.cobblestonehw.com), a specialty group of Harris Williams & Co., acted as the exclusive advisor to Christie Dental.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 26 dental group practices that have 241 dental facilities with approximately 2,123 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively affect the matters herein described, including but not limited to the Company’s risks associated with overall or regional economic conditions, dependence upon affiliated dental practices, contracts its affiliated practices have with third-party payors, government regulation of the dental industry, impact of health care reform, dependence upon service agreements and the impact of any terminations or potential terminations of such contracts, business interruptions, the outcome of pending litigation and the Company’s acquisition and affiliation strategy, which are detailed from time to time in the “Risk Factors” section of the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2008 and quarterly reports on Form 10-Q.